EXHIBIT 99.2
To Form 8-K dated April 25, 2011

Seacoast Banking Corporation of Florida
First Quarter 2011 Earnings Conference Call
April 25, 2011
10:00 AM Eastern Time

Operator:

Welcome to the First Quarter Earnings Conference Call. My name is Sandra and I will be your Operator for today’s call. At this time, all participants are in a listen-only mode. Later we will conduct a question and answer session. Please note that this conference is being recorded.

I will now turn the call over to Mr. Dennis S. Hudson. Mr. Hudson, you may begin.

Dennis S. Hudson, III:

Thank you very much and, again, welcome to our first quarter conference call.

Before we get begin, I’d like to direct your attention to the statement contained at the end of our press release regarding forward statements. During the call, we are going to be discussing issues that constitute forward-looking statements within the meaning of the Securities and Exchange Act and, accordingly, our comments are intended to be covered within the meaning of Section 27A of that Act.

With me here today is Jean Strickland, our President and COO; Russ Holland, our Chief Lending Officer; and Bill Hahl, our Chief Financial Officer. As you may recall, on last quarter’s call, I said, “Our success in managing down credit risk would begin to support our return to profitability.” Well, I’m pleased this quarter to report our first quarterly operating profit since 2008 as credit and credit-related cost continue to come down and our revenue initiatives continue to produce great results. I want to spend some time later in the call discussing our revenue build because growing our customer base is what we are currently spending most of our time on these days, but first, I want to give you a credit update.

The significant improvement in earnings this quarter reflects the completion last year of our focused strategy to eliminate our exposure to our riskiest loan types following the real estate valuation decline that occurred in our markets. This, combined with slowing inflows of new problems and a more stable outlook, gives us increased confidence this quarter that these recent trends are very real. Non-performing loans have declined for six consecutive quarters and are down by 21.7% over the same time last year. We now expect significant progress in reducing these numbers even further over the next two quarters as collateral that secures approximately 50% of our non-accrual loan balances at quarter-end is now under contract for sale as part of final settlement agreements negotiated late in the first quarter.

These agreements involve a number of loan relationships and include our largest remaining problem credits. We expect to see improved credit quality throughout 2011 based on our present outlook, with accelerating improvement likely should our recent settlements close as planned. Having completed our plan to reduce credit risk, we expect our credit-related costs for 2011 will remain much improved when compared with last year.

Now back to revenue and growing our customer franchise. For some time now, we’ve been executing a business plan that is designed to produce strong organic growth in customers and increase shareholder value. It is a plan that features a low-risk posture and is intended to increase profitability and position us as a top tier performer. At the center of our plan is a strong core customer and market share performance objective, which is supported by a value proposition that resonates with customers, particularly in light of the changes that have occurred in the banking landscape and have altered the competitive environment. We have been executing sales and marketing tactics that support our plan and have been reporting strong improvements for some time now in attracting new customer households to Seacoast.

Our execution performance this quarter was, frankly, stellar, with much stronger growth in non-interest bearing checking balances than we expected, which Bill is going to speak to in a minute. Households grew again this quarter as new households added were up 28% over the same period one year earlier. Overall core deposits were up 12% over the prior year and up 14% on an annualized linked-quarter basis. The mix of non-interesting bearing deposits was 19% of total deposits, up from 15.8% one year ago.

Now I’m going to turn the call over to Bill, who will give us some more detail on the results for the quarter. Bill?

William Hahl:

Thanks, Denny, and good morning, everybody. As in prior quarters, we have posted some slides on our website that I will refer to during my comments. As you just heard, we posted an overall operating profit for the quarter. Including the impact of the preferred stock dividend and accretion, the loss attributable to common shareholders was $0.01 per share. The improved results were largely due to lower provision and non-interest expenses and a stable net interest margin. Overall, the improvement in our results is occurring concurrently with the lower risk in the loan portfolio and some of the positive trends related to deposit and household growth where we have been driving the improvement. Notable and visible examples of our success include deposit mix and pricing, expense management, and the impact of asset liability management actions on the net interest margin. So with that brief summary of the first quarter results, I will now shift to a review of deposits on slide eight.

Year-over-year deposits declined by approximately $73 million, with an $82 million decline in higher rate single-service time certificates which were allowed to decline and were replaced with lower cost new core deposit accounts. Non-interest bearing demand deposits increased $46.6 million or 16.8% year-over-year, and the mix in deposits improved with non-interest bearing deposits increasing to 19.3% of total deposits, up from 15.8% a year ago; while time certificates declined to 32% from 35% of deposits a year earlier. So the overall reduction in deposit balances year-over-year has been positive to the margin and was driven by CD balances.

Our current strong liquidity position has enabled us to take the actions I just mentioned to refine and lower the cost of our funding profile. We also took action with our securities portfolio, primarily increasing the available-for-sale portfolio. The portfolio continues to be concentrated in higher quality and very liquid assets. Government and agency securities are the bulk of the portfolio. During the quarter, we increased our holdings of agency mortgage-backed securities. The overall portfolio grew over the past 12 months due to the strong inflow of core deposits and declining loan demand. Given what appears to be an improving economy, with a higher probability that we are moving closer to an increasing rate environment, we have been careful and have purchased all shorter effective duration structures which maintain the entire portfolio at approximately a 3.0 duration. Our continued success in liquidating non-performing assets will also provide a need for future investments.

I will now take a moment to talk about the margin on slide nine. The net interest margin expanded slightly, increasing by 6 basis points to 3.48% compared to a year earlier, and was unchanged from the sequential quarter. Deposit volume, mix and pricing, combined with increases in the investment portfolio, more than offset the negative impacts of a decline in the accruing loans. As we look out into the second quarter and beyond, we expect a stable to moderate margin expansion in the near term, at least until loan growth returns. In fact, some key variables such as loan and deposit volumes, pricing and market interest rates suggest margin could improve more robustly in the latter half of the year.

Moving to slide five and provision expense, total provision for credit losses for the quarter was $640,000, down $3.3 million from the fourth quarter. Net charge-offs of $4 million in the quarter are approximately $600,000 lower compared to the fourth quarter level. This is the third quarter in a row of a decline in net charge-offs. Despite the notable improvement in asset quality and the significant expected improvement in the next two quarters, the allowance remains relatively strong for the time being, as the outlook for economic improvement and home values remain uncertain.

Now moving on to non-interest income on slide 10, non-interest income, excluding security gains, in the quarter was down 20% compared to last quarter, but was up 1% compared to last year. After adjustments for the sale of the merchant banking business in the fourth quarter, non-interest income declined by only 8% sequentially as a result of retaining residential and marine loan production on the books instead of earning fees from sales. Sequential revenue increases were reported in wealth management and in interchange fees on deposit accounts. The decline in service charge revenue was driven primarily by fewer days in the first quarter when compared to the fourth quarter.

Now turning to slide seven for the review of expenses, non-interest expenses declined 14% when compared to the first quarter of 2010, primarily as a result of lower OREO expenses. On this slide, as in prior quarters, we have adjusted for some items that are detailed on this slide that are not related to core operations. On this basis, expenses have declined by 1.5% compared to the first quarter of 2010 and are nearly unchanged from the sequential quarter.

So the highlights of what I have discussed this morning are: 1) our earnings improved significantly; 2) the provision expense declined due to improved asset quality; 3) the margin remained relatively stable, driven by continued shift in our funding mix to lower-cost deposits and some additional investments; and 4) the non-interest income improved versus last year’s first quarter, in part due to the net household growth. Finally, non-interest expenses have declined as cyclically sensitive expenses are lower and we have managed all other expenses tightly. We are encouraged by the continued improvement in our credit metrics. The remaining questions are related to how quickly and strongly the economy recovers and where home values will trend from here. At this time, we are looking forward to continued improvement in our results as 2011 progresses.

With that, I’ll turn the call back to Denny.

Dennis S. Hudson, III:

Thanks, Bill. I thought I would close with a few comments on our deferred tax asset, the DTA. The support for our decision, which occurred some time back, to place a reserve on our deferred tax asset was largely the uncertainty with respect to emerging credit costs and the impact this was to have on our profitability. As our credit risk improves and as non-accruing loans decline, our visibility with respect to future profitability begins to improve and we can place increased reliance on our forecast. Further supporting our forecast of future earnings is our success in growing our customer base and the resulting improvements in revenues and the impact on bottom-line performance. So we believe a decision to recapture deferred tax assets requires a supportable forecast of future taxable earnings and the elimination of the basis for which the reserve was created in the first place, which we feel is beginning to be supported by our improving credit risk profile. Realization of this asset could increase common shareholders’ equity by up to $48 million. We are not certain of the timing, but we look forward to discussing our results with you over the balance of this year and hopefully get to a point where we can begin to realize the asset.

Finally, I want to conclude by thanking all of our 500 Seacoast associates for the results that they have produced this quarter and for the hard work and the often difficult work that each of them have undertaken to help get us here. Your commitment to each other and to our customers has been outstanding and is deeply appreciated.

At this point, I’d like to open the call for questions, and we’ll turn the call back to the Operator.

Operator:

Thank you. We will now begin the question and answer session. If you have a question, please press star then one on your touchtone phone. If you wish to be removed from the queue, please press the pound sign or the hash key. There will be a delay before the first question is announced. If you are using a speakerphone, you may need to pick up the handset first before pressing the numbers. Once again, if you have a question, please press star then one on your touchtone phone.

The first question is from Joe Fenech from Sandler O’Neill. Please go ahead.

Joe Fenech: Morning, guys.
Dennis S. Hudson, III:
Hi, Joe.
Joe Fenech:

Denny, the main question I have for you is with respect to capital. If I look at your capital position, it seems as though we are coming to the point where that TCE ratio bottoms out, if we are not there already, but you do still have TARP and the TCE is still at the lower end of your peer group. On the other hand, as you just talked about, the DTA is going to help you at some point pretty substantially. I mean, how do you see the capital situation playing out? Are you content to wait it out, knowing that that benefit is there down the road, even if the timing is a bit uncertain? Or would you consider raising a bit more capital here just to solidify yourself a little bit more in anticipation of that?

Dennis S. Hudson, III:

Well, you know, you are right about the TCE and I understand what you are saying. You look at our regulatory ratios, however, and they are extremely full and solid. We are moving into a future of capital accretion and I think it would be sensible probably for us to delay any decision on the whole repayment issue until we get a little further down the road. We don’t have any present plans to pursue that in the near term, and that is, in part, and largely due to the fact that we see much improved performance coming over the next year. Again, once we get back to accreting capital, you see the TCE ratio start to improve pretty meaningfully. So the press for us is to improve our ability to earn over the next 12 months and improve our actual earnings over the next 12 months and that’s where we are headed, that’s what we are looking at, and that’s what is going to be good for shareholders.

Joe Fenech:

Fair enough. And then a different topic, Denny. What’s the likelihood you think that these settlements you talked about will close as planned? Just trying to get a sense as to whether you think this is as close to 100% done deal as you can get without it actually happening, or if there are certain things that you still need to have to happen in order to get those sales closed.

Dennis S. Hudson, III:

Right, well before I answer that question, just one other comment on looking forward with the DTA. You mentioned you thought maybe our TCE ratio had bottomed or was bottoming, and we would share that view as we look forward. So we see some nice accretion out over the next year as we get into a stronger position with better core earnings, particularly in the second half of the year.

To answer your question on the transactions, there are no contingencies in the transactions and so we feel pretty confident about them. But, you know, like any transaction anywhere, anything can happen, so we are cautious. But it’s a significant enough issue, a significant enough series of transactions that we felt the need to disclose it. So, I guess that’s all I have to say on that. Russ, do you have any other comments; do you agree?

Russell Holland:

Yes, I agree.

Joe Fenech:

Okay. And then lastly, Denny, your best guess at this point, and I know it’s tough to say, but when do we see the loan balances level off a bit, or the new stuff you are putting on offset the payoffs and the workouts of the remaining problems that you have—your best guess, is that a 2011 event?

Dennis S. Hudson, III:

Yeah, well setting aside the potential significant payoffs coming of non-accrual loans, we are already there in terms of seeing some stabilization. Russ, I think, in the last month, we actually saw loan growth, right?

Russell Holland:

Yeah. We are seeing loan growth in C&I and in owner-occupied real estate; we have a strong pipeline in that area; and we see continued improvement in the credit quality.

Dennis S. Hudson, III:

I think I said back in July of last year that we had finalized all of our workout issues and moved some of our softer workouts back into our Special Assets area. So late last year, we really began to get back out in the market to do a much more aggressive job—not that we had left the market, but got much more focused on the business side and commercial side—and we are now seeing those pipelines develop very nicely. And I think we will have some good stuff to talk about over the next couple of quarters.

Joe Fenech:

Okay, and then, Denny, just real quick ....(cross talking)

Dennis S. Hudson, III:

So just to be clear, we think the declining loan balances have pretty well come to an end, except for the fact that we have got these problem loans that are going to liquidate at some point, and that will be a drag on growth. But that’s a big turnaround.

Joe Fenech:

Okay. And then the increase in accruing restructured loans this quarter, can you talk a little bit about that?

Dennis S. Hudson, III:

Yeah.

Jean Strickland:

Sure.

Dennis S. Hudson, III:

Yeah, go ahead, Jean.

Jean Strickland:

As there is continued high unemployment in our markets, we work with our customers. We also have some commercial accounts that we’ve had very good success restructuring without any re-defaults. Our re-defaults on the residential side are half of what the industry average is. As we have reported before, we continue to experience about a 20% re-default rate on the residential side versus an industry standard of 40%. So, we believe we do a superior job, both in identifying, declaring and working through the issues and in restructuring loans with borrowers for their success in being able to repay us; and it’s a collection strategy that will produce better results for us.

Dennis S. Hudson, III:

And I think that’s the key, Joe. We have a high level of troubled debt restructures relative to peers and others, but we think it was an appropriate strategy to pursue. We have been very proactive in reaching out, particularly to some of our commercial borrowers. About two thirds of the TDRs are commercial and about one third are residential. The commercial proactive stance that we have taken has been very effective, we think, in improving our risk profile as we’ve gone forward, and so it’s working well. We said before it happened that this was what we were going to do. We said that about 18 months ago and it’s worked very well. Most of those loans are CRE loans on the commercial side of TDR.

Joe Fenech:

Okay, thanks very much, Denny.

Dennis S. Hudson, III:

Yeah.

Operator:

Thank you. The next question is from Christopher Marinac from FIG Partners. Please go ahead.

Christopher Marinac:

Thanks. Good morning, Denny, and others.

Dennis S. Hudson, III:

Good morning.

Christopher Marinac:

I wanted to ask about the pending loan sales that you mentioned in the press release. What happens mechanically in the income statement when those occur? Is there any additional charge-offs or net loss on OREO that occurs when that is finalized?

Dennis S. Hudson, III:

No. We fully recognized those costs in the third quarter.

Christopher Marinac:

Okay. So, the residual impact is nil (cross talking)?

Dennis S. Hudson, III:

It’ll be a debit to cash and a credit to loans.

Christopher Marinac:

Got it, okay. And then, is there any stabilization or maybe trend that you can talk about in the charge-off level? Would this be a good quarter to look at it as a guidepost or will you have some volatility in charge-offs still?

Dennis S. Hudson, III:

It’s certainly possible we could still have some volatility in charge-offs. We think the overall trend is down. I guess the wildcard would be any new problem credits deteriorating. Known issues, known problems, we feel pretty confident about those, but that’s always a possibility in this kind of tough environment we still are in today. So, we think, relative to a year ago or two years ago, nothing like that is ahead of us because we have eliminated the risk; it’s gone. Construction book is completely liquidated. What we have left is well contained, well understood and well reserved for, so it would just be a handful of deteriorations we might see over the next year. We don’t see it at the moment, otherwise we would have said something about it, but that’s a possibility. We could see some volatility, but nothing like we saw the last two years....much more contained and small. And we think the overall trends should continue to improve.

Christopher Marinac:

Great. And then I guess just to follow up on the new loan growth that you had mentioned, and Russ had mentioned as well, in C&I particularly, how are those priced relative to the competition? And also how do you think about new loans in terms of reserves, just in isolation, of course, for any new loan growth?

Russell Holland:

Well, the pricing is...as you know, we try to get as much as we possibly can in relation to the competition, but I think we are competitively priced. It is a price sensitive market right now, so we are working as hard as we can to get the pricing up and the fees. What we are really focused on is the full relationship with the customer, the full deposit relationship and any other ancillary business we can get: their mortgage, car loan, any opportunity we may have.

Dennis S. Hudson, III:

We are targeting our business lending in specific segments that have a better outlook today; and those segments, which should come as no surprise to you, are being targeted by other banks. The competition is there in those segments of the market that are performing well and likely to continue to perform well. It’s a challenge but we are making some progress, and we think have a value proposition that really helps us make that argument that we are really the only convenient local bank left in most of our markets given what happened here.

Jean Strickland:

Answering your question on the allowance for the new loans, the amount that’s reserved on the new loans has been formed by our history of loss, as well as subjective factors, and we appropriately reserve new loans coming on.

Christopher Marinac:

Great. Thank you, guys. I’ll yield the floor.

Dennis S. Hudson, III:

Thanks, Chris.

Operator:

Thank you. The next question is from Jefferson Harralson from KBW. Please go ahead.

Jefferson Harralson:

Hey, thanks. Good morning, guys.

Dennis S. Hudson, III and others:

Good morning.

Jefferson Harralson:

I think you mentioned a change in how you are thinking about the marine finance loans. It sounded like you’re going to be keeping more on the balance sheet. Can you talk about that; was there a change in the gain on the sales of them? Could you have gotten less with them if you had sold them, or is it just an asset that you want to keep on the books to help grow the balance sheet?

Dennis S. Hudson, III:

Yeah, good question. No change in our outlook for marine. We are not going to add marine loans into the portfolio. We just had a couple of loans that we added this quarter that were mentioned, but it really was insignificant. No change there.

Jefferson Harralson:

Okay, so (cross talking)....when do you hold or sell them?

Dennis S. Hudson, III:

We’ve always retained a small portion of those loans that are locally generated; this would be for local borrowers, and we just had a couple of loans there that were added to the portfolio.

Jefferson Harralson:

All right, thank you. And just a follow-up on the C&I growth this quarter, which was great to see. Can you just talk about the types of companies that you’re doing business with that are showing that growth?

Russell Holland:

Well, as Denny pointed out, it’s very targeted to professionals; primarily in our market, its in the medical area, but we are seeing across the board an increased pipeline in all of our markets, including Orlando, Palm Beach and the Treasure Coast, of loans to professionals and small businesses.

Jean Strickland:

It would be CPAs, attorneys, title companies and the like.

Russell Holland:

But it’s heavily weighted towards medical right now.

Jefferson Harralson:

All right, guys, thanks a lot. That’s helpful.

Operator:

Thank you. The next question is from David Bishop from Stifel Nicolaus. Please go ahead.

David Bishop:

Yeah, good morning, guys.

Dennis S. Hudson, III:

Good morning, David.

David Bishop:

Most of my questions have been answered, but I don’t know if you have it off the top of your head or have that in front of you, the level of special mention loans? I know that’s something that banks must start to disclose on ...

Dennis S. Hudson, III:

Yeah, you know what? We didn’t bring that with us or in the press release, but it will be in our 10-Q. We didn’t see any substantial change in that. You know, just things continue to rock along there. No big moves at all, one way or the other from year-end.

David Bishop:

And then, there’s a slide in terms of the core operating expense level bumping around $17.5 million or so. As you look out in terms of the migration towards core profitability, do you see any improvement over and above that level that we saw in the first quarter, that $17.5 million run rate?

Dennis S. Hudson, III:

We think that could happen, particularly in the second half of the year as we resolve some of these credits and the overhead associated with that, particularly legal expenses and that sort of thing really begin to moderate. We see that coming down in the second half, plus we are working on some internal initiatives to re-challenge our overhead levels and improve efficiencies at different areas that may see some pickup there. On the other hand, we see improved volumes out later this year, particularly in the lending area, and those improved volumes are going to offset the efficiency pickups as we produce more loans. So it’ll be a more efficient enterprise, but we are really focusing most of our attention on the revenue side of the equation. That’s what’s out of whack.

David Bishop:

Great. Thanks then.

Operator:

Thank you. The next question is from Mac Hodgson from SunTrust Robinson. Please go ahead.

Mac Hodgson:

Hey, good morning.

Dennis S. Hudson, III:

Morning.

Mac Hodgson:

Along those same lines, an expense-related question. Your footnote on that non-adjusted expense line, that it doesn’t include—or rather core doesn’t exclude—expenses related to credit admin and default management costs. Do you have any idea of the level of expenses that’s in that number that’s related to those two items?

Dennis S. Hudson, III:

Yeah, it’s a good question. We haven’t disclosed that information. That’s probably something we’ll start looking at though as we project forward, so we don’t have anything to say there. Any comments, Bill?

William Hahl:

Just what you said, that it’ll probably be a balancing thing. As those costs go down, the cost of producing more loans is going to shift, so I don’t think it’ll be a full cost-out there.

Dennis S. Hudson, III:

But I think there will be some pickup.

William Hahl:

Yeah, we will have some pick up.

Dennis S. Hudson, III:

Yeah. And particularly in the fees, consulting and related fees on that.

Mac Hodgson:

And do you have a targeted efficiency ratio?

Dennis S. Hudson, III:

Well, you know, if you look back historically, Seacoast operated with an efficiency ratio in the mid to high 60s. And when you look at other well run banks throughout the country that are executing a similar strategy as we are, which is very much focused on deposit acquisition—a deposit focus and low risk focus—you see similar efficiency ratios. So our near-term objective is to get back to that level, which we think we can do. Then longer term, I think we have to be challenged to bring it down into the low 60s. But shorter term, we want to get it back, as quickly as possible, into the high 60s and then bring it on down.

Mac Hodgson:

Okay. And then, just to clarify, the comments about the pending problem loan payoffs, you said about 50% of the non-performers, so that’s around $30 million. Is that how we should think about what’s coming off?

Dennis S. Hudson, III:

Yeah.

Mac Hodgson:

Okay. Okay, great. That was it for me. Thank you.

Dennis S. Hudson, III:

Great. Thank you.

Operator:

Thank you. Once again, if you would like to ask a question, please press star then one on your touchtone phone. The next question is from Michael Rose from Raymond James. Please go ahead.

Michael Rose:

Hi. Good morning, everyone.

Dennis S. Hudson, III and others:

Good morning.

Michael Rose:

Just had a question on the loan yields. They have kind of bumped around a little bit. Just trying to look at what you’re booking new production at and maybe how that’s varied based on competition. And then, on the other side of the equation, how much more room do you have on the funding side to lower funding costs? Thanks.

Dennis S. Hudson, III:

Thanks. Bill, do you want to take that?

William Hahl:

Well, on what, the loan yield?

Russell Holland:

Well, we’ve been consistent on the yield. (cross talking) I think what you are seeing in movement is some “noise” (cross talking).

Dennis S. Hudson, III:

Reversals and the like, yeah.

William Hahl:

Yeah, that’s probably a fair way to place that. And on the funding side, I think we’ll see some improvement as we did even this quarter; but it’ll be principally driven by, as it has been, the mix and the re-pricing on the CD portfolio, which is about 1.78%. So as we get some maturities—basically, they are longer term CDs that are coming up for renewal—we will see some improvement in the funding side (cross talking).

Dennis S. Hudson, III:

Also on the funding side, I think we will see continued growth in some of the lowest cost categories, which actually will now, as we look forward, start producing net revenues because it’ll actually start growing the overall portfolio. I think you are right, Michael; we have run through a lot of low fruit in terms of replacement. Now we will start seeing the overall deposit portfolio grow and be invested into loans and the investment portfolio and at positive spreads.

As for your first question on the loan yields, I don’t know that we quite answered that, but we think that some of the volatility you have seen starts to diminish as we get through this period where we had a lot of adds and deletes in terms of loans going on and off of non-accrual and the like. That gets more stable going forward.

Operator:

Thank you. The next question is from Kenneth James from Stern Agee. Please go ahead.

Kenneth James:

Hi, good morning.

Dennis S. Hudson, III:

Hey.

Jean Strickland:

Good morning.

Kenneth James:

I wonder if you could comment on the pending loan/NPA workouts. Was that the driver of the magnitude of the reserve release this quarter, or will that spill over more into next quarter? I guess, basically, what I’m asking is, should we expect the gap between NCOs and provision to be narrower than it was this quarter going forward, or not?

Dennis S. Hudson, III:

Yeah. A good portion of that had been previously recognized; some of it accounted for what happened this quarter. However, if you look at the allowance analysis that we produce every quarter, the overall risk in the portfolio is really beginning to moderate and reduce. That was probably a bigger driver than the specific transactions, because those transactions had been largely reserved or written down or whatever over the past year. But some of it was in there. I think, to get to your question, the bigger issue is that the risk level in the portfolio continues to abate, and as that occurs, the pressures on the provision begin to recede a little bit.

Kenneth James:

Okay. And then last quarter you made some commentary about taking an enterprise-wide review of expenses and possibly having some more detailed expense saving assumptions or cost saving measures for this year. Is there any color on that?

Dennis S. Hudson, III:

Yeah. Not yet and it’s something we said we were going to initiate in the first quarter and we have. We are looking at that. As we continue to have specific information to share, we’ll share it with you. On the other side of that equation are the growth opportunities in the market with the banks that have failed. Frankly, the success of our business model now is that it is really beginning to gain momentum on the other side. So it’s a matter of continuing to grow revenues without growing overhead, and pushing overhead down as some of the cost of the problems begins to quickly moderate over the next year. We think by time we get to the end of this year, the whole equation looks—in terms of the overhead ratio—a lot better.

Kenneth James:

Okay. Thank you.

Operator:

Thank you. The next question is from Marc Heilweil from Spectrum Advisory. Please go ahead.

Marc Heilweil:

Hi.

Dennis S. Hudson, III:

Hi.

Marc Heilweil:

I wonder if you could give us a little commentary— I realize this is politically difficult–on the current regulatory environment that you are encountering and whether it’s creating any pluses or minuses for you?

Dennis S. Hudson, III:

Well, I would say specific to the institution, we have a very good working relationship with our primary regulators and, frankly, they have been very helpful to us as we have gone forward through this rather difficult period of the last few years. There is, as you well know, great uncertainty with respect to the Dodd-Frank issues and the like and what impact that’s going to have on the industry going forward, and we’ll just have to see how that affects us.

Marc Heilweil:

But you’ve made some comments about the difficult environment and the uncertainty. Are there any specifics that you would single out that are on your mind that would perhaps impede the comeback that the institution is...

Dennis S. Hudson, III:

Yeah. Well, on the one hand, they’re probably too numerous to discuss on this call. If you want to call me later, I’d be happy to talk with you a little more about it. But, suffice it to say, that’s just part of our business world and that’s what we deal with every day.

Marc Heilweil:

Well, I guess this is coming from somebody who is not familiar with the low level...or the activity in your market area exactly. Is there something in the market area that is of particular concern to you that’s going on right now?

Dennis S. Hudson, III:

From a regulatory standpoint?

Marc Heilweil:

No, from a business standpoint.

Dennis S. Hudson, III:

Well, you know, the markets are healing and improving. Unemployment remains very high in our markets, in some of our markets as high as 13% or so. That’s down from 15%, but a pretty horrific environment from that standpoint. But home prices have stabilized. Even though you’ve seen a decline in home transactions announced nationally, transactions have actually been fairly strong here since late last year— a little bit of a dip in the first quarter in closings, but we still see very, very strong pipelines now looking out over the next two quarters. That’s what I’m hearing from realtors. Housing has been the big question down here and that appears to be improving. We are still very cautious, very concerned, because unemployment is still higher than it really needs to be long term, but we’ve seen some stability and improvement. Housing prices are now at a level of affordability that I think could begin to create somewhat of a floor under pricing, which is positive for us. Thank you.

Marc Heilweil:

Thank you.

Operator:

Thank you. The next question is from David Bishop from Stifel Nicolaus. Please go ahead.

David Bishop:

Yeah, Denny, just a quick follow-up as it relates to whether you are seeing some pockets of loan demand there. Are you seeing any revamping or a shift in terms of the competitive landscape out there, or are some of the super regionals starting to burrow down in the market? Is it getting frothy or any more competitive out there?

Dennis S. Hudson, III:

Yeah. It’s competitive. I think the main difference is it’s Seacoast, on the one hand, and four or five megabanks on the other hand, and nobody in the middle—and that’s going to help us. Russ, do you have some comments?

Russell Holland:

Well, we’re starting to see competitors such as TD and PNC get a bit of leg in the market, but the other major competitors are pretty quiet. B of A and Wells are really still not aggressive in our market.

David Bishop:

Have you seen much from any calling efforts (inaudible)...from special interests, you know, via FDIC transactions from some out-of-market banks. Anything from that prospective yet?

Russell Holland:

No.

David Bishop:

Okay. Thanks, guys.

Dennis S. Hudson, III:

Thank you.

Operator:

And once again, if you would like to ask a question, please press star then one on your touchtone phone. The next question is a follow-up question from Joe Fenech from Sandler O’Neill. Please go ahead.

Joe Fenech:

Hi, Denny. Just one quick follow-up. When was your last regulatory exam?

Dennis S. Hudson, III:

We just completed a review a couple of.....about a month ago, I guess.

Jean Strickland:

March, yeah.

Joe Fenech:

Okay. Any preliminary thoughts in terms of (cross talking) ...you can’t discuss details, but...

Dennis S. Hudson, III:

If we had anything we needed to work in, we would have done it in March. I mean, no change, nothing to really talk about there. It was a positive review; we are making progress. Progress is recognized, and we look forward to the rest of the year.

Joe Fenech:

Good. Thank you.

Dennis S. Hudson, III:

Yeah.

Operator:

And at this time, there are no further questions.

Dennis S. Hudson, III:

Great. Well, thank you very much for attending today and we look forward to reporting our results after the second quarter. Thank you.

Operator:

Thank you, ladies and gentlemen. This concludes today’s conference. Thank you for participating. You may now disconnect.

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